January 9, 2023

[Separate letters addressed to each of the SVPs]

Dear :

    This letter confirms that pursuant to Article IX of the AGCO Corporation 2006 Long-Term Incentive Plan, as amended, the Company has amended the definition of the term “Retirement” contained in your outstanding award agreements so that it now reads:

“Retirement” of the Participant shall mean the occurrence of the Participant’s Date of Termination on or after the earliest of (a) the date the Participant attains age 65, (b) with respect to a Participant who is a Senior Vice President or above, the date the Participant attains age 55, has 10 or more years of continuous service with the Company, and has given the Company not less than six months advance written notice of his or her intended retirement date, or (c) such earlier date as may be approved by the Committee in its sole discretion.

The substantive change is the addition of the new clause (b), which effectively provides for pro rata vesting on some early retirements when under the current definition that would not occur.

This amendment is effective immediately.

If you have any questions, please let me know.

Sincerely yours,

Active 138158365